FOR IMMEDIATE RELEASE
CONTACT: Brad Edson, CEO
Vital Living, Inc.
480.784.6700
bedson@vitalliving.com
www.vitalliving.com

    JOHN A. SUTHERLAND, M.D. NAMED TO VITAL LIVING'S SCIENTIFIC ADVISORY
                                    BOARD

         Adds Nationally Recognized Expert in Non-evasive Cardiology

TEMPE, AZ (June 10, 2002) - Vital Living, Inc. (OTCBB: VTLV), the Physician Nutraceutical CompanySM, today announced the appointment of John A. Sutherland, M.D., to the company's Scientific Advisory Board. Dr. Sutherland is a staff cardiologist and Medical Director of the External Counter Pulsation (ECP) Program at the Arizona Heart Institute based in Phoenix, AZ. Prior to his position at Arizona Heart Institute, Dr. Sutherland practiced cardiology for 20 years in Maine. In addition, Dr. Sutherland is a Fellow of the American College of Cardiology and is board-certified in internal medicine and cardiology.

     According to Brad Edson, CEO of Vital Living, "We are pleased to have Dr. Sutherland join Vital Living's Scientific Advisory Board. Dr. Sutherland's experience in running the ECP program at Arizona Heart Institute, coupled with his 25 years as a practicing cardiologist lend real depth to our board. He truly understands the pivotal role of prevention and lifestyle in cardiovascular health issues."

     Dr. Sutherland adds, "We now have the data and the opportunity to develop an evidence-based program for the prevention of cardiovascular disease that is based on fundamental principles of science. I am very excited to be working with Vital Living on this project."

     Dr. Sutherland received his undergraduate from Harvard College in Cambridge, MA, and received his medical degree from the University of Michigan Medical School. He went on to complete his internal medicine residency and cardiology fellowship at Miriam Hospital in Providence, RI.

About Vital Living

Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence. Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The Company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.

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Except  for  any historical information, the matters discussed in this  press release contain forward-looking statements within the meaning of Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act
of  1934.   These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-
looking   statements,  including  the  Company's  ability  to   continue   to
successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Such statements are
subject  to  a number of assumptions, risks and uncertainties.   Readers  are
cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set
forth  in  the  forward-looking  statements.    The  Company  undertakes   no
obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.